Exhibit 99.4
Ionis Pharmaceuticals, Inc.
Restricted Stock Unit Grant Notice
(2020 Equity Incentive Plan)

Ionis Pharmaceuticals, Inc. (the “Company”), pursuant to its 2020 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award for the number of stock units set forth below (the “Award”).  The Award is subject to all of the terms and conditions as set forth herein; and in the Plan and the Restricted Stock Unit Agreement, both of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Restricted Stock Unit Agreement.  In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Stock Units Subject to Award:
Consideration:	Participant’s Services

Vesting Schedule:

You must accept this Award prior to the first vesting date. If you do not accept this Award by the first vest date, this Award will automatically expire.

Issuance Schedule:	The shares of Common Stock to be issued in respect of the Award will be issued in accordance with the issuance schedule set forth in Section 6 of the Restricted Stock Unit Agreement.

Special Tax
Withholding Right:
If permitted by the Company, you may direct the Company (i) to withhold, from shares otherwise issuable in respect of the Award, a portion of those shares with an aggregate fair market value (measured as of the delivery date) equal to the amount of the applicable withholding taxes, and (ii) to make a cash payment equal to such fair market value directly to the appropriate taxing authorities, as provided in Section 10 of the Restricted Stock Unit Agreement. The default mechanism for satisfying tax withholding is Sell-to-Cover where E*Trade automatically sells an amount of shares to cover the taxes.

Additional Terms/Acknowledgements:  The undersigned Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Agreement and the Plan.  Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersedes all prior oral and written agreements on that subject, with the exception of any employment or severance arrangement that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein. If you are an Executive Officer of the Company, the shares issued under that Award may be subject to additional holding requirements pursuant to Company Policy

Ionis Pharmaceuticals, Inc.	Participant:

By:
Signature	Signature

Title: Duly authorized on behalf of the Board of Directors	Date:

Date:

Attachments:	Restricted Stock Unit Agreement, 2020 Equity Incentive Plan

IONIS PHARMACEUTICALS, INC.
Option Grant Notice
(2020 Equity Incentive Plan)

Ionis Pharmaceuticals, Inc. (the “Company”), pursuant to its 2020 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below.  This option is subject to all of the terms and conditions as set forth herein and in the Global Option Agreement (including the appendix thereto, if applicable (the “Appendix”)), as applicable (the “Agreement”), the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share) (US$):
Expiration Date:

Type of Option:
Exercise Schedule:	☒ Same as Vesting Schedule	☐ Early Exercise Permitted
Vesting Schedule:

Payment:	By one or a combination of the following items (described in the Agreement):

☒	By cash or check
☒	By bank draft or money order payable to the Company
☒	Pursuant to a Regulation T program if the Shares are publicly traded
☒	By net exercise if the Company has established a procedure for net exercise at the time of such exercise

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Agreement and the Plan.  Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

Other Agreements:

* * *

Ionis Pharmaceuticals, Inc.	Optionholder:
By:
Signature	Signature
Title: Duly authorized on behalf of the Board of Directors

Attachments:	Global Option Agreement (including the Appendix), as applicable, 2020 Equity Incentive Plan and Notice of Exercise

NOTICE OF EXERCISE

Ionis Pharmaceuticals
2855 Gazelle Court
Carlsbad, CA 92010	Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Number of shares as to which option is exercised:

Certificates to be issued in name of:

Employee ID:

Total Exercise Price (US$):

Cash payment delivered herewith:	US$	US$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Ionis Pharmaceuticals, Inc. 2020 Equity Incentive Plan, Option Grant Notice and Global Option Agreement (including the appendix thereto), as applicable, and (ii) to provide for the payment by me (in the manner designated by you) of the withholding obligation, if any, relating to the exercise of this option.

Very truly yours,